As filed with the Securities and Exchange Commission on May 5, 2003
Registration No. 333-104625

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

PRE-EFFECTIVE AMENDMENT NO. 1

TO
FORM S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Synovus Financial Corp.

(Exact name of registrant as specified in its charter)

Georgia	6022	58-1134883
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

Suite 301, One Arsenal Place

901 Front Avenue
Columbus, Georgia 31901
(706) 649-4751
(Address, including zip code, and telephone number,
including area code, of registrant’s principal executive offices)

Kathleen Moates, Senior Vice President

and Senior Deputy General Counsel
Synovus Financial Corp.
Suite 202, One Arsenal Place
901 Front Avenue
Columbus, Georgia 31901
(706) 649-4818
(Name, address, including zip code, and telephone number,
including area code, of agent for service)

With a copy to:

Mary A. Bernard

Tracy Kimmel
King & Spalding LLP
1185 Avenue of the Americas
New York, New York 10036-4003
(212) 556-2100

     Approximate date of commencement of proposed exchange offer: As soon as practicable after the effective date of this Registration Statement.

     If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, please check the following box.    ☐

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

     If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum	Amount of
Title of Class of	Amount to	Offering Price	Aggregate	Registration
Securities to be Registered	be Registered	per Unit(1)	Offering Price(1)	Fee

4.875% Subordinated Notes Due 2013	$300,000,000	100%	$300,000,000	$24,270(2)(3)

(1)	Estimated solely for the purpose of computing the registration fee in accordance with Rule 457(f) under the Securities Act of 1933.

(2)	This registration statement also covers the registration of new notes (as defined herein) for resale by Synovus Securities, Inc. The second prospectus that is part of this registration statement will only be used by Synovus Securities, Inc., which is an affiliate of Synovus Financial Corp., in connection with offers and sales related to market-making transactions of an indeterminate amount of Synovus Financial Corp.’s 4.875% Subordinated Notes due 2013. Pursuant to Rule 457(q) under the Securities Act of 1933, no additional filing fee is required.

(3) Paid on April 17, 2003.

     The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

      This registration statement covers the registration of $300,000,000 aggregate principal amount of our 4.875% Subordinated Notes due 2013 (the “new notes”) that may be exchanged for an equal aggregate principal amount of our outstanding 4.875% Subordinated Notes due 2013 (the “old notes”, and together with the new notes, the “notes”). This registration statement also covers the registration of new notes for resale by Synovus Securities, Inc. in market-making transactions. The complete prospectus relating to the exchange offer follows this explanatory note. Following the exchange offer prospectus are certain pages of the prospectus relating solely to market-making transactions that may be made by Synovus Securities, Inc., including alternate front and back cover pages, and alternate sections entitled “Use of Proceeds,” “Legal Matters” and “Plan of Distribution.” In addition, the market-making prospectus will not include the paragraph below the “Table of Contents,” or the penultimate paragraph and the third sentence in the last paragraph under the caption “Where You Can Find More Information” or the following captions (or the information set forth under those captions) in the exchange offer prospectus: “Summary — The Exchange Offer,” “The Exchange Offer” and “United States Federal Income Tax Consequences.” All other sections of the exchange offer prospectus will be included in the market-making prospectus.

The information in this prospectus is not complete and may be changed. We may not offer these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED MAY 5, 2003

Synovus Financial Corp.

Offer to Exchange

$300,000,000

4.875% Subordinated Notes Due 2013

that have been registered under the Securities Act of 1933
for
any and all outstanding 4.875% Subordinated Notes Due 2013
that have not been registered under the Securities Act of 1933

The New Notes

•	The terms of the new notes are substantially identical to the old notes, except that the new notes have been registered under the Securities Act, and the transfer restrictions, registration rights and additional interest provisions relating to the old notes do not apply to the new notes.

•	The new notes will bear interest at the rate of 4.875% per year. We will pay interest on the new notes semiannually on February 15 and August 15 of each year, beginning August 15, 2003.

•	The new notes will mature on February 15, 2013.

•	The new notes may not be redeemed prior to maturity.

•	The new notes will rank junior in right of payment to all of our senior indebtedness and effectively junior to all indebtedness and other liabilities of our subsidiaries.

•	The new notes will be our unsecured obligations, will not be savings accounts, deposits or other obligations of ours or any of our subsidiaries and will not be insured by the Federal Deposit Insurance Corporation, the bank insurance fund or any other governmental agency or instrumentality.

•	The new notes will not be listed on any securities exchange.

The Exchange Offer

•	The exchange offer will expire at 5:00 p.m., New York City time, on , 2003, unless extended.

•	The exchange offer is not subject to any conditions other than that the exchange offer not violate applicable law or any applicable interpretation of the staff of the SEC.

•	All old notes that are validly tendered and not validly withdrawn will be exchanged.

•	Tenders of old notes may be withdrawn at any time before the expiration of the exchange offer.

      We are not asking you for a proxy, and you are requested not to send us a proxy.

      Neither the SEC nor any state securities commission has approved or disapproved of these securities or determined that this prospectus is accurate or complete or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

      The date of this prospectus is                     , 2003.

TABLE OF CONTENTS

Where You Can Find More Information	i
Summary	1
Forward-Looking Statements	5
Use of Proceeds	6
Ratio of Earnings to Fixed Charges	6
Certain Regulatory Considerations	7
The Exchange Offer	12
Description of the New Notes	23
United States Federal Income Tax Consequences	30
Plan of Distribution	30
Legal Matters	31
Experts	31

      Each broker-dealer that receives new notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of the new notes. The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act of 1933, as amended, which we refer to as the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of new notes received in exchange for old notes where the old notes were acquired by the broker-dealer as a result of market-making activities or other trading activities. We have agreed that, starting on the expiration date and ending on the close of business one year after the expiration date, we will make this prospectus available to any broker-dealer for use in connection with any such resale. See “Plan of Distribution.”

WHERE YOU CAN FIND MORE INFORMATION

      We have filed with the SEC a registration statement on Form S-4 under the Securities Act relating to our offering of the new notes. This prospectus is part of the registration statement. As described below, you may obtain from the SEC a copy of the registration statement and exhibits that we filed with the SEC when we registered the new notes. The registration statement may contain additional information that may be important to you. Statements made in this prospectus about legal documents may not necessarily be complete and you should read the documents which are filed as exhibits to the registration statement or otherwise filed with the SEC.

      We also file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s web site at http://www.sec.gov. You may also read and copy any document we file with the SEC at its public reference facilities at 450 Fifth Street, N.W., Washington, D.C. 20549. You can also obtain copies of the documents at prescribed rates by writing to the Public Reference Section of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference facilities. Our SEC filings are also available at the office of the New York Stock Exchange. For further information on obtaining copies of our public filings at the New York Stock Exchange, you should call (212) 656-5060.

      We are “incorporating by reference” into this prospectus certain documents we file with the SEC, which means that we can disclose important information to you by referring to those documents. The information incorporated by reference is an important part of this prospectus and information that we subsequently file with the SEC will automatically update and supercede information in this prospectus and in our other filings with the SEC. We incorporate by reference the documents listed below, which we have already filed with the SEC, and any future filings we make with the SEC under Sections 13(a), 13(c), 14

i

or 15(d) of the Securities Exchange Act of 1934, until the later of the date on which we have completed the exchange offer or the end of the period during which this prospectus is available for use by participating broker-dealers and others with similar prospectus delivery requirements for use in connection with any resale of new notes:

•	Annual Report on Form 10-K for the year ended December 31, 2002, filed on March 20, 2003 (File No. 001-10312), as amended by the Annual Report on Form 10-K/A for the year ended December 31, 2002, filed on April 22, 2003 (File No. 001-10312);

•	Proxy Statement on Schedule 14A, including Financial Appendix, for the Annual Meeting of Shareholders to be held on April 24, 2003, filed as exhibit 20.1 to the Annual Report on Form 10-K for the year ended December 31, 2002, filed on March 20, 2003 (File No. 001-10312); and

•	Current Reports on Form 8-K filed on January 15, 2003 (File No. 001-10312) and April 16, 2003 (File No. 001-10312).

      You may request a copy of these filings, other than an exhibit to a filing unless that exhibit is specifically incorporated by reference into that filing, and copies of the indenture and the registration rights agreement at no cost, by writing or calling us at the following address:

          Synovus Financial Corp.

          Suite 301, One Arsenal Place
          901 Front Avenue
          Columbus, Georgia 31901
          (706) 644-1930
          Attention: G. Sanders Griffith, III
                                   Senior Executive Vice President,
                                   General Counsel and Secretary

      To obtain timely delivery of this information, you must request it no later than five (5) business days before                     , 2003, the expiration date of the exchange offer.

      You should rely only on the information contained in this prospectus. We have not authorized anyone else to provide you with additional or different information. We are only offering to exchange the old notes for new notes in states where the offer is permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of this document.

ii

SUMMARY

      The following summary is qualified in its entirety by the more detailed information included elsewhere or incorporated by reference in this prospectus. Because this is a summary, it may not contain all of the information that may be important to you. Unless the context otherwise requires, references in this prospectus to “Synovus,” “our company,” “we,” “us,” “our” and similar expressions mean Synovus Financial Corp., a Georgia corporation, and its consolidated subsidiaries. References to the “old notes” mean the unregistered 4.875% subordinated notes due 2013 and references to the “new notes” mean the 4.875% subordinated notes due 2013, which have been registered under the Securities Act.

Synovus Financial Corp.

General

      We are a financial services company and a registered bank holding company. We conduct a broad range of financial services through our banking and non-banking subsidiaries at approximately 300 locations. We operate in two business segments:

•	financial services, which primarily involve commercial banking activities, retail banking, financial management, mortgage banking, insurance and leasing services, and

•	electronic payment processing, which includes consumer credit, debit, commercial, retail and stored value card processing and related services, as well as debt collection and bankruptcy management services and the provision of software solutions for commercial card management programs.

      As of December 31, 2002 we had total assets of approximately $19.0 billion, net loans of $14.3 billion, total deposits of $13.9 billion and total shareholders’ equity of $2.0 billion.

      Under the longstanding policy of the Board of Governors of the Federal Reserve System, which we refer to as the Federal Reserve Board, a bank holding company is expected to act as a source of financial strength for its subsidiary banks and to commit resources to support these banks. As a result of this policy, we may be required to commit resources to our subsidiary banks in circumstances where we might not otherwise do so.

      Our principal executive offices are located at Suite 301, One Arsenal Place, 901 Front Avenue, Columbus, Georgia 31901, and our telephone number is (706) 649-4751. Our common stock is traded on the New York Stock Exchange under the symbol “SNV.”

Financial Services

      We currently have 40 wholly owned first and second tier banking subsidiaries located in Georgia, Alabama, South Carolina, Florida and Tennessee, which we refer to as the bank subsidiaries.

      The bank subsidiaries offer commercial banking services, including commercial, financial, agricultural and real estate loans, and retail banking services, including accepting customary types of demand and savings deposits, making individual, consumer, installment, first mortgage and second mortgage loans, offering money transfers, safe deposit services, trust, investment, IRA and Keogh services, leasing services, automated banking and electronic switch services, automated fund transfers and bank credit card services, including Mastercard and Visa services.

      Our primary non-bank subsidiaries are:

•	Synovus Securities, Inc.®, Columbus, Georgia, which specializes in professional portfolio management for fixed-income securities, executing securities transactions as a broker/ dealer and providing individual investment advice on equity and other securities;

•	Synovus Trust Company®, N.A., Columbus, Georgia, which provides trust services;

•	Synovus Mortgage Corp.®, Birmingham, Alabama, which offers mortgage services;

•	Synovus Insurance Services, Columbus, Georgia, which offers insurance agency services;

•	Creative Financial Group, LTD., Atlanta, Georgia, which provides financial planning services; and

•	GLOBALT, Inc., Atlanta, Georgia, which provides asset management services.

Electronic Payment Processing

      Established in 1983 as an outgrowth of an on-line accounting and bankcard data processing system developed for one of our subsidiaries, Total System Services, Inc., which we refer to as TSYS, is now one of the world’s largest electronic payments processors of consumer credit, debit, commercial, stored value and retail cards. TSYS is based in Columbus, Georgia, and its common stock is traded on the New York Stock Exchange under the symbol “TSS.” TSYS provides an electronic link between buyers and sellers with a comprehensive on-line system of data processing services with more than 245 million cardholder accounts on file as of December 31, 2002. TSYS provides a comprehensive on-line system of data processing services servicing issuing institutions throughout the United States, Canada, Mexico, Honduras, the Caribbean and Europe. TSYS currently offers merchant services to financial institutions and other organizations in the United States and Japan. We currently own 81% of TSYS through our wholly-owned subsidiary, Columbus Bank and Trust Company, which we refer to as CB&T.

The Exchange Offer

      On February 18, 2003, we completed the offering of $300,000,000 aggregate principal amount at maturity of our 4.875% subordinated notes due 2013 in a transaction exempt from registration under the Securities Act. The net proceeds of the offering were used for general corporate purposes. In connection with the offering, we entered into a registration rights agreement with the initial purchasers of the old notes in which we agreed to commence this exchange offer. Accordingly, you may exchange your old notes for new notes which have substantially the same terms. We refer to the old notes and the new notes together as the notes. The following is a summary of the exchange offer. For a more detailed description of the terms of the exchange offer, see “The Exchange Offer” in this prospectus.

Securities Offered	$300,000,000 aggregate principal amount at maturity of our 4.875% subordinated notes due 2013, registered under the Securities Act. The terms of the new notes offered in the exchange offer are substantially identical to those of the old notes, except that the transfer restrictions, registration rights and additional interest provisions relating to the old notes do not apply to the new notes.

The Exchange Offer	We are offering new notes in exchange for a like principal amount of our old notes. We are offering these new notes to satisfy our obligations under a registration rights agreement which we entered into with the initial purchasers of the old notes. You may tender your outstanding notes for exchange by following the procedures described under the heading “The Exchange Offer.”

Expiration Date; Tenders; Withdrawal	The exchange offer will expire at 5:00 p.m., New York City time, on , 2003, unless we extend it. You may withdraw any old notes that you tender for exchange at any time prior to the expiration date of this exchange offer. We will accept any and all old notes validly tendered and not validly withdrawn before the expiration date. See “The Exchange Offer — Procedures for Tendering Old Notes” and “— Withdrawals of Tenders

of Old Notes” for a more complete description of the tender and withdrawal period.

United States Federal Income Tax Consequences	Your exchange of old notes for new notes to be issued in the exchange offer will not result in any gain or loss to you for United States federal income tax purposes. See “United States Federal Income Tax Consequences” for a summary of United States federal income tax consequences associated with the exchange of old notes for new notes and the ownership and disposition of those new notes.

Use of Proceeds	We will not receive any cash proceeds from the exchange offer.

Exchange Agent	The Bank of New York Trust Company of Florida, N.A.

Shelf Registration	If applicable interpretations of the staff of the SEC do not permit us to effect the exchange offer, or upon the request of any holder of old notes under certain circumstances, we will be required to file, and use our reasonable best efforts to cause to become effective, a shelf registration statement under the Securities Act which would cover resales of old notes. See “The Exchange Offer — Registration Rights.”

Consequences of Your Failure to Exchange Your Old Notes	Old notes that are not exchanged in the exchange offer will continue to be subject to the restrictions on transfer that are described in the legend on the old notes. In general, you may offer or sell your old notes only if they are registered under, or offered or sold under an exemption from, the Securities Act and applicable state securities laws. We do not currently intend to register the old notes under the Securities Act. If your old notes are not tendered and accepted in the exchange offer, it may become more difficult for you to sell or transfer your old notes.

Consequences of Exchanging Your Old Notes	Based on interpretations of the staff of the SEC, we believe that you will be allowed to resell the new notes that we issue in the exchange offer without complying with the registration and prospectus delivery requirements of the Securities Act if:

• you are acquiring the new notes in the ordinary course of your business,

• you are not engaging in and do not intend to engage in a distribution of the new notes,

• you have no arrangement or understanding with any person to participate in the distribution of the new notes, and

• you are not an “affiliate,” as defined in Rule 405 under the Securities Act, of us.

If any of these conditions are not satisfied and you transfer any new notes issued to you in the exchange offer without delivering a proper prospectus or without qualifying for a registration exemption, you may incur liability under the Securities Act. We will not be responsible for, or indemnify you against, any liability you incur.

If you are a broker-dealer and you will receive new notes for your own account in exchange for old notes that you acquired as a result of market-making activities or other trading activities, you will be required to acknowledge that you will deliver a prospectus in connection with any resale of the new notes. See “Plan of Distribution” for a description of the prospectus delivery obligations of broker-dealers in the exchange offer.

If you are a broker-dealer that acquired the old notes directly from us in the initial offering and not as a result of market-making activities, you must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale of the new notes. In this case, you will not be permitted to use this exchange offer prospectus in connection with resales of the new notes.

The New Notes

      The following is a summary of the new notes. For a more detailed description of the terms of the new notes, see “Description of the New Notes” in this prospectus.

Issuer	Synovus Financial Corp.

Notes Offered	$300,000,000 aggregate principal amount of 4.875% subordinated notes due 2013.

Maturity	February 15, 2013.

Interest Payment Dates	February 15 and August 15, beginning August 15, 2003.

Ranking	The new notes will be our direct, unsecured subordinated obligations and will rank junior in right of payment to all senior indebtedness (as defined below under “Description of the New Notes — Subordination of the Notes”) of our company. The new notes will also rank effectively junior to all of our subsidiaries’ indebtedness, deposits and other liabilities. As of December 31, 2002, we had an aggregate of $275.0 million of senior indebtedness outstanding. In addition, as of December 31, 2002, our subsidiaries had an aggregate of $2,629.2 million of indebtedness and other liabilities outstanding, excluding deposits of $13,928.8 million. We expect to incur additional senior indebtedness from time to time, and the indenture does not prohibit or limit the incurrence of other indebtedness, including additional senior indebtedness.

The indenture also does not limit our or our subsidiaries’ ability to incur other debt, including debt secured by a lien on our or our subsidiaries’ assets, and does not contain financial or similar restrictive covenants.

The new notes are not deposits and are not insured by the Federal Deposit Insurance Corporation or any governmental agency.

Redemption	We may not redeem the new notes prior to maturity.

FORWARD-LOOKING STATEMENTS

      This prospectus contains forward-looking statements. We may also make forward-looking statements in reports filed with the SEC that we incorporate by reference into this prospectus. Statements that are not historical facts, including statements about our beliefs and expectations, are forward-looking statements. Forward-looking statements include statements preceded by, followed by or that include the words “believes,” “expects,” “anticipates,” “plans,” “estimates” or similar expressions. These statements are based on beliefs and assumptions of our management, and on information currently available to our management.

      Forward-looking statements are not guarantees of performance. They involve risks, uncertainties and assumptions. We caution you that a number of important factors could cause actual results to differ materially from those contained in any forward-looking statement. Many of these factors are beyond our ability to control or predict. With respect to forward-looking statements contained or incorporated by reference in this prospectus, we have made assumptions regarding, among other things:

•	expected trends in credit quality;

•	expected loan delinquency rates;

•	expected loan growth;

•	expected net interest margin;

•	expected increases in net income of TSYS;

•	expected increases in our banking services business’ net income;

•	expected increases in our Financial Management Services business’ and insurance business’ revenues;

•	expected increases in our Financial Services business’ expenses;

•	the impact of increasing competition and consolidation within the banking industry; and

•	general economic conditions.

      We cannot assure you that our assumptions are correct. Forward-looking statements contained or incorporated by reference in this prospectus are also subject to risks and uncertainties. These include, but are not limited to, the following:

•	TSYS’ inability to achieve its net income goal for 2003, due to failure to successfully bring new products and services to market, adverse developments with respect to its sub-prime or retail clients, its inability to control expenses or sign new clients, or otherwise;

•	our inability to achieve our net income goals for banking services or to control Financial Services’ expenses;

•	our inability to increase our revenues derived from Financial Management Services and insurance;

•	the strength of the U.S. economy in general and the strength of the local economies in which we operate;

•	the effects of and changes in trade, monetary and fiscal policies, and laws, including interest rate policies of the Federal Reserve Board;

•	changes in inflation rates, interest rates, market and monetary fluctuations;

•	the timely development of and acceptance of new products and services and perceived overall value of these products and services by users;

•	changes in consumer spending, borrowing, and saving habits;

•	technological changes are more difficult or expensive than anticipated;

•	our ability to identify, complete and integrate acquisitions;

•	our ability to increase market share and control our expenses;

•	the effect of changes in laws and regulations, including laws and regulations concerning taxes, banking, securities, and insurance, with which we and our subsidiaries must comply;

•	the effect of changes in accounting policies and practices, as may be adopted by the regulatory agencies, the Financial Accounting Standards Board, or other authoritative bodies;

•	changes in our organization, compensation, and benefit plans;

•	the costs and effects of litigation and of unexpected or adverse outcomes in such litigation;

•	a deterioration in credit quality or a reduced demand for credit;

•	the occurrence of catastrophic events that could adversely impact us or TSYS and/or any of its major clients or the U.S. economy generally;

•	successfully managing the potential both for patent protection and patent liability in the context of rapidly developing legal framework for expansive software patent protection;

•	possible terrorist attacks against the United States or its interests abroad or hostilities in the Middle East or elsewhere; and

•	our success in managing the risks involved in the foregoing.

      We believe that these forward-looking statements are reasonable; however, undue reliance should not be placed on any forward-looking statements, which are based on current expectations. Forward-looking statements speak only as of the date they are made, and we undertake no obligation to update publicly any of them in light of new information or future events.

USE OF PROCEEDS

      This exchange offer is intended to satisfy our obligations under the registration rights agreement. We will not receive any proceeds from the exchange offer. You will receive, in exchange for old notes tendered by you and accepted by us in the exchange offer, new notes in the same principal amount. The old notes surrendered in exchange for the new notes will be retired and cancelled and cannot be reissued. Accordingly, the issuance of the new notes will not result in any increase of our outstanding debt.

RATIO OF EARNINGS TO FIXED CHARGES

      The following table shows the ratio of earnings to fixed charges of our company, which includes our subsidiaries, on a consolidated basis. The ratio of earnings to fixed charges has been computed by dividing:

•	income before income taxes plus minority interest in TSYS’ net income plus fixed charges, by

•	fixed charges.

      Fixed charges represent interest expense, either including or excluding interest on deposits as set forth below, and one-third of net rental expense, which has been deemed to be equivalent to interest on long-term debt. Interest expense, other than on deposits, includes interest on long-term debt, federal funds purchased and securities sold under agreements to repurchase, mortgages, commercial paper and other funds borrowed.

	Year ended December 31,

	1998		1999		2000		2001		2002

Including interest on deposits	1.93	x	1.96	x	1.79	x	2.01	x	2.71	x
Excluding interest on deposits	13.35	x	7.67	x	4.55	x	6.02	x	8.17	x

CERTAIN REGULATORY CONSIDERATIONS

      Bank holding companies and banks are regulated extensively under federal and state law. In addition, our non-bank subsidiaries are also subject to regulation under federal and state law. The following discussion sets forth some elements of the comprehensive regulatory framework applicable to us and our bank subsidiaries. Federal and state regulation of bank holding companies and banks are intended primarily for the protection of depositors rather than the holders of the notes. See “Where You Can Find More Information.”

General

      We are a registered bank holding company subject to supervision and regulation by the Federal Reserve Board under the Bank Holding Company Act of 1956 and by the Georgia Department of Banking and Finance under the bank holding company laws of the State of Georgia. We became a financial holding company under the Gramm-Leach-Bliley Act of 1999 in April 2000. Financial holding companies may engage in a variety of activities, some of which are not permitted for other bank holding companies that are not financial holding companies. Our affiliate national banking associations are subject to regulation and examination primarily by the Office of the Comptroller of the Currency, which we refer to as the OCC, and, secondarily, by the Federal Deposit Insurance Corporation, which we refer to as the FDIC, and the Federal Reserve Board. Our state-chartered banks which are not members of the Federal Reserve System are subject to primary federal regulation and examination by the FDIC. Our state-chartered banks which are members of the Federal Reserve System are subject to primary federal regulation and examination by the Federal Reserve Board. In addition, all of our state-chartered banks are regulated and examined by their respective state banking departments. Numerous other federal and state laws, as well as regulations promulgated by the Federal Reserve Board, the state banking regulators, the OCC and the FDIC govern almost all aspects of the operations of the banks. Various federal and state bodies regulate and supervise our non-banking subsidiaries including our brokerage, investment advisory, insurance agency and processing operations. These include, but are not limited to, the SEC, the National Association of Securities Dealers, Inc., federal and state banking regulators and various state regulators of insurance and brokerage activities.

Dividends

      Under the laws of the State of Georgia, we, as a business corporation, may declare and pay dividends in cash or property unless the payment or declaration would be contrary to restrictions contained in our Articles of Incorporation, and unless, after payment of the dividend, we would not be able to pay our debts when they become due in the usual course of our business or our total assets would be less than the sum of our total liabilities. We are also subject to regulatory capital restrictions that limit the amount of cash dividends that we may pay. Additionally, we are subject to contractual restrictions that limit the amount of cash dividends we may pay.

      The primary sources of funds for our payment of dividends to our shareholders are dividends and fees to us from our banking and non-banking affiliates. Various federal and state statutory provisions and regulations limit the amount of dividends that our subsidiary banks may pay. Under the regulations of the Georgia Department of Banking and Finance, a Georgia bank must have approval of the Georgia Department of Banking and Finance to pay cash dividends if, at the time of such payment:

•	the ratio of Tier 1 Capital to adjusted total assets is less than 6%;

•	the aggregate amount of dividends to be declared or anticipated to be declared during the current calendar year exceeds 50% of its net after-tax profits for the previous calendar year; or

•	its total classified assets in its most recent regulatory examination exceeded 80% of its Tier 1 Capital plus its allowance for loan losses, as reflected in the examination.

      In general, the approval of the Alabama Banking Department, Florida Banking Department and Tennessee Department of Financial Institutions is required if the total of all dividends declared by an

Alabama, Florida or Tennessee bank, as the case may be, in any year would exceed the total of its net profits for that year combined with its retained net profits for the preceding two years less any required transfers to surplus. In addition, the approval of the OCC is required for a national bank to pay dividends in excess of the bank’s retained net income for the current year plus retained net income for the preceding two years. Approval of the Federal Reserve Board is required for payment of any dividend by a state chartered bank that is a member of the Federal Reserve System and is sometimes referred to as a state member bank, if the total of all dividends declared by the bank in any calendar year would exceed the total of its net profits, as defined by regulatory agencies, for that year combined with its retained net profits for the proceeding two years. In addition, a state member bank may not pay a dividend in an amount greater than its net profits then on hand.

      Some of our banking affiliates have in the past been required to secure prior regulatory approval for the payment of dividends to us in excess of regulatory limits and may be required to seek approval for the payment of dividends to us in excess of those limits in the future. If prior regulatory approvals are sought, there is no assurance that any such regulatory approvals will be granted.

      Federal and state banking regulations applicable to us and our banking subsidiaries require minimum levels of capital which limit the amounts available for payment of dividends. Our objective is to pay out at least one-third of prior year’s earnings in cash dividends to our shareholders. We (including our predecessors) have paid cash dividends on our common stock in every year since 1891. Under restrictions imposed under federal and state laws, our subsidiary banks could declare aggregate dividends to us of approximately $162.6 million during 2003 without obtaining regulatory approval.

Capital Requirements

      We are required to comply with the capital adequacy standards established by the Federal Reserve Board and our banking subsidiaries must comply with similar capital adequacy standards established by the OCC, Federal Reserve Board and FDIC, as applicable. There are two basic measures of capital adequacy for bank holding companies and their banking subsidiaries that have been promulgated by the Federal Reserve Board, the FDIC and the OCC: a risk-based measure and a leverage measure. All applicable capital standards must be satisfied for a bank holding company or a bank to be considered in compliance. As a financial holding company, we and our subsidiary banks are required to maintain capital levels required for a well-capitalized institution, as defined by the federal banking regulators.

      The risk-based capital standards are designed to make regulatory capital requirements more sensitive to differences in risk profile among banks and bank holding companies, to account for off-balance-sheet exposure, and to minimize disincentives for holding liquid assets. Assets and off-balance-sheet items are assigned to broad risk categories, each with appropriate weights. The resulting capital ratios represent capital as a percentage of total risk-weighted assets and off-balance-sheet items.

      The minimum guideline for the ratio of total capital to risk-weighted assets, including certain off-balance-sheet items, such as standby letters of credit, is 8.0%. At least half of total capital must comprise common stock, minority interests in the equity accounts of consolidated subsidiaries, noncumulative perpetual preferred stock and a limited amount of cumulative perpetual preferred stock, less goodwill and certain other intangible assets, referred to as Tier 1 Capital. The remainder may consist of subordinated debt, other preferred stock and a limited amount of loan loss reserves, referred to as Tier 2 Capital. The Federal Reserve Board also requires certain bank holding companies that engage in trading activities to adjust their risk-based capital to take into consideration market risk that may result from movements in market prices of covered trading positions in trading accounts, or from foreign exchange or commodity positions, whether or not in trading accounts, including changes in interest rates, equity prices, foreign exchange rates or commodity prices. Any capital required to be maintained under these provisions may consist of new Tier 3 Capital consisting of certain short-term subordinated debt. In addition, the Federal Reserve Board has issued a policy statement, under which a bank holding company that is determined to have weaknesses in its risk management processes or a high level of interest rate risk exposure may be required to hold additional capital.

      The Federal Reserve Board has also established minimum leverage ratio guidelines for bank holding companies. These guidelines provide for a minimum leverage ratio of Tier 1 Capital to average assets, less goodwill and certain other intangible assets, of 3.0% for bank holding companies that meet certain specified criteria, including having the highest regulatory rating. All other bank holding companies generally are required to maintain a leverage ratio of at least 4.0%. Bank holding companies are expected to maintain higher-than-minimum capital ratios if they have supervisory, financial, operational or managerial weaknesses, or if they are anticipating or experiencing significant growth. We have not been advised by the Federal Reserve Board of any specific minimum leverage ratio applicable to us.

      At December 31, 2002, our total capital ratio was 12.53%, our Tier 1 Capital ratio was 11.38% and our Tier 1 leverage ratio was 10.86%. Each of these ratios exceeds the current requirements under the Federal Reserve Board’s capital guidelines.

      Each of our banking subsidiaries is subject to similar risk-based and leverage capital requirements adopted by our applicable federal banking agency, and each was in compliance with the applicable minimum capital requirements as of December 31, 2002.

      Failure to meet capital guidelines could subject a bank to a variety of enforcement remedies, including issuance of a capital directive, the termination of deposit insurance by the FDIC, a prohibition on the taking of brokered deposits and other restrictions on its business. As described below, substantial additional restrictions can be imposed upon FDIC-insured depository institutions that fail to meet applicable capital requirements. See “— Prompt Corrective Action” below.

Commitments to Subsidiary Banks

      Under the Federal Reserve Board’s policy, we are expected to act as a source of financial strength to our subsidiary banks and to commit resources to support our subsidiary banks in circumstances when we might not do so absent that policy. In addition, any capital loans by us to any of our subsidiary banks would also be subordinate in right of payment to depositors and to certain other indebtedness of that bank.

      In the event of our bankruptcy, any commitment by us to a federal bank regulatory agency to maintain the capital of a banking subsidiary will be assumed by the bankruptcy trustee and entitled to a priority of payment. In addition, the Federal Deposit Insurance Act provides that any financial institution whose deposits are insured by the FDIC generally will be liable for any loss incurred by the FDIC in connection with the default of, or any assistance provided by the FDIC to, a commonly controlled financial institution.

Prompt Corrective Action

      The Federal Deposit Insurance Corporation Improvement Act of 1991, which we refer to as the FDIC Improvement Act, establishes a system of prompt corrective action to resolve the problems of undercapitalized institutions. Under this system the federal banking regulators are required to rate supervised institutions on the basis of five capital categories as described below. The federal banking regulators are also required to take mandatory supervisory actions, and are authorized to take other discretionary actions, with respect to institutions in the three undercapitalized categories, the severity of which will depend upon the capital category in which the institution is placed. Generally, subject to a narrow exception, the FDIC Improvement Act requires the banking regulator to appoint a receiver or conservator for an institution that is critically undercapitalized. The federal banking agencies have specified by regulation the relevant capital level for each category.

      Under the FDIC Improvement Act, the Federal Reserve Board, the FDIC, the OCC and the Office of Thrift Supervision have adopted regulations setting forth a five-tier scheme for measuring the capital adequacy of the financial institutions they supervise. Under the regulations, an institution would be placed in one of the following capital categories:

•	well capitalized — an institution that has a Total Capital Ratio of at least 10%, a Tier 1 Capital Ratio of at least 6% and a Tier 1 Leverage Ratio of at least 5%;

•	adequately capitalized — an institution that has a Total Capital Ratio of at least 8%, a Tier 1 Capital Ratio of at least 4% and a Tier 1 Leverage Ratio of at least 4%;

•	undercapitalized — an institution that has a Total Capital Ratio of under 8%, a Tier 1 Capital Ratio of under 4% or a Tier 1 Leverage Ratio of under 4%;

•	significantly undercapitalized — an institution that has a Total Capital Ratio of under 6%, a Tier 1 Capital Ratio of under 3% or a Tier 1 Leverage Ratio of under 3%; and

•	critically undercapitalized — an institution whose tangible equity is not greater than 2% of total tangible assets.

      The regulations permit the appropriate federal banking regulator to downgrade an institution to the next lower category if the regulator determines (1) after notice and opportunity for hearing or response, that the institution is in an unsafe or unsound condition or (2) that the institution has received and not corrected a less-than-satisfactory rating for any of the categories of asset quality, management, earnings or liquidity in its most recent examination. Supervisory actions by the appropriate federal banking regulator depend upon an institution’s classification within the five categories. Our management believes that we and our bank subsidiaries have the requisite capital levels to qualify as well capitalized institutions under the FDIC Improvement Act regulations.

      The FDIC Improvement Act generally prohibits a depository institution from making any capital distribution, including payment of a dividend, or paying any management fee to its holding company if the depository institution would thereafter be undercapitalized. Undercapitalized depository institutions are subject to restrictions on borrowing from the Federal Reserve System. In addition, undercapitalized depository institutions are subject to growth limitations and are required to submit capital restoration plans. A depository institution’s holding company must guarantee the capital plan, up to an amount equal to the lesser of 5% of the depository institution’s assets at the time it becomes undercapitalized or the amount of the capital deficiency when the institution fails to comply with the plan. Federal banking agencies may not accept a capital plan without determining, among other things, that the plan is based on realistic assumptions and is likely to succeed in restoring the depository institution’s capital. If a depository institution fails to submit an acceptable plan, it is treated as if it is significantly undercapitalized.

      Significantly undercapitalized depository institutions may be subject to a number of requirements and restrictions, including orders to sell sufficient voting stock to become adequately capitalized, requirements to reduce total assets and cessation of receipt of deposits from correspondent banks. Critically undercapitalized depository institutions are subject to appointment of a receiver or conservator.

Safety and Soundness Standards

      The Federal Deposit Insurance Act, as amended by the FDIC Improvement Act and the Riegle Community Development and Regulatory Improvement Act of 1994, requires the federal bank regulatory agencies to prescribe standards, by regulations or guidelines, relating to internal controls, information systems and internal audit systems, loan documentation, credit underwriting, interest rate risk exposure, asset growth, asset quality, earnings, stock valuation and compensation, fees and benefits and such other operational and managerial standards as the agencies deem appropriate. The federal bank regulatory agencies have adopted a set of guidelines prescribing safety and soundness standards under the FDIC Improvement Act. The guidelines establish general standards relating to internal controls and information systems, internal audit systems, loan documentation, credit underwriting, interest rate exposure, asset growth and compensation, fees and benefits. In general, the guidelines require, among other things, appropriate systems and practices to identify and manage the risks and exposures specified in the guidelines. The guidelines prohibit excessive compensation as an unsafe and unsound practice and describe compensation as excessive when the amounts paid are unreasonable or disproportionate to the services performed by an executive officer, employee, director or principal shareholder. The federal banking agencies determined that stock valuation standards were not appropriate. In addition, the agencies have adopted regulations that authorize, but do not require, an agency to order an institution that has been given notice by an agency that it is not satisfying any of such safety and soundness standards to submit a compliance plan. If, after being so notified, an institution fails to submit an acceptable compliance plan, the agency must issue an order directing action to correct the deficiency and may issue an order directing other actions of the types to which an undercapitalized institution is subject under the prompt corrective action provisions of the FDIC Improvement Act. See “— Prompt Corrective Action” above. If an institution fails to comply with such an order, the agency may seek to enforce such order in judicial proceedings and to impose civil money penalties.

Depositor Preference Statute

      Federal law provides that deposits and certain claims for administrative expenses and employee compensation against an insured depository institution would be afforded a priority over other general unsecured claims against such an institution, including federal funds and letters of credit, in the liquidation or other resolution of such an institution by any receiver.

Gramm-Leach-Bliley Act

      On November 12, 1999, legislation was enacted which allows bank holding companies to engage in a wider range of non-banking activities, including greater authority to engage in securities and insurance activities. Under the Gramm-Leach-Bliley Act, a bank holding company that elects to become a financial holding company may engage in any activity that the Federal Reserve Board, in consultation with the Secretary of the Treasury, determines by regulation or order is: (1) financial in nature; (2) incidental to any such financial activity; or (3) complementary to any such financial activity and does not pose a substantial risk to the safety or soundness of depository institutions or the financial system generally. The legislation makes significant changes in United States banking law, principally by repealing restrictive provisions of the 1933 Glass-Steagall Act. The legislation specifies certain activities that are deemed to be financial in nature, including lending, exchanging, transferring, investing for others, or safeguarding money or securities; underwriting and selling insurance; providing financial, investment or economic advisory services; underwriting, dealing in or making a market in securities; and any activity currently permitted for bank holding companies by the Federal Reserve Board under Section 4(c)(8) of the Bank Holding Company Act. The legislation does not authorize banks or their affiliates to engage in commercial activities that are not financial in nature. A bank holding company may elect to be treated as a financial holding company only if all depository institution subsidiaries of the holding company are well-capitalized, well-managed and have at least a satisfactory rating under the Community Reinvestment Act. We became a financial holding company in April 2000.

      In addition to the Gramm-Leach-Bliley Act, there have been a number of legislative and regulatory proposals that would have an impact on bank/ financial holding companies and their bank and non-bank subsidiaries. It is impossible to predict whether or in what form these proposals may be adopted in the future and if adopted, what their effect will be on us.

THE EXCHANGE OFFER

Purpose and Effect of the Exchange Offer

      We sold the old notes on February 18, 2003, pursuant to a purchase agreement, which we refer to in this prospectus as the purchase agreement, dated as of February 12, 2003, among us and Banc of America Securities LLC and Salomon Smith Barney Inc., as representatives of the initial purchasers named on Schedule I to the purchase agreement, which we refer to in this prospectus as the initial purchasers. The initial purchasers subsequently sold the old notes to “qualified institutional buyers,” as defined in Rule 144A under the Securities Act, in reliance on Rule 144A.

      As a condition to the initial sale of the old notes, we and the initial purchasers entered into a registration rights agreement dated as of February 18, 2003. Pursuant to the registration rights agreement, we agreed to:

•	file a registration statement under the Securities Act with respect to the new notes with the SEC by May 19, 2003;

•	use our reasonable best efforts to cause the registration statement to become effective under the Securities Act on or before July 18, 2003;

•	commence the exchange offer promptly after the registration statement has been declared effective and to keep the exchange offer open for not less than 20 business days and not more than 30 business days after the date notice thereof is mailed to the holders of the old notes (or, in each case, longer if required by applicable law); and

•	use our reasonable best efforts to keep the registration statement continuously effective under the Securities Act, supplemented and amended as required to ensure that it is available for sales of new notes for the one-year period following consummation of the exchange offer.

      We agreed to issue and exchange the new notes for all old notes validly tendered and not validly withdrawn before the expiration of the exchange offer. We are sending this prospectus, together with letter of transmittal, to all the beneficial holders known to us. For each old note validly surrendered to us pursuant to the exchange offer and not validly withdrawn, the holder will receive a new note having a principal amount equal to that of the surrendered old note. A copy of the registration rights agreement has been filed as an exhibit to the registration statement which includes this prospectus. The registration statement is intended to satisfy some of our obligations under the registration rights agreement.

      The term “holder” with respect to the exchange offer means any person in whose name old notes are registered on the trustee’s books or any other person who has obtained a properly completed bond power from the registered holder, or any person whose old notes are held of record by The Depository Trust Company, which we refer to as the Depositary or DTC, who desires to deliver the old note by book-entry transfer at DTC.

Resale of the New Notes

      We believe that you will be allowed to resell the new notes to the public without registration under the Securities Act, and without delivering a prospectus that satisfies the requirements of Section 10 of the Securities Act, if you can make the representations set forth below under “The Exchange Offer — Procedures for Tendering Old Notes.” However, if you intend to participate in a distribution of the new notes, or you are an “affiliate” of us as defined in Rule 405 of the Securities Act, you must comply with the registration requirements of the Securities Act and deliver a prospectus, unless an exemption from registration is otherwise available to you. You have to represent to us in the letter of transmittal accompanying this prospectus that you meet the conditions exempting you from the registration requirements.

      We base our view on interpretations by the staff of the SEC in no-action letters issued to other issuers in exchange offers like ours. However, we have not asked the SEC to consider this particular exchange offer in the context of a no-action letter. Therefore, you cannot be sure that the SEC will treat it in the same way it has treated other exchange offers in the past.

      A broker-dealer that has bought old notes for market-making or other trading activities has to deliver a prospectus in order to resell any new notes it receives for its own account in the exchange. This prospectus may be used by a broker-dealer to resell any of its new notes. We have agreed in the registration rights agreement to send this prospectus to any broker-dealer that requests copies for a period starting on the expiration date and ending on the close of business one year after the expiration date. See “Plan of Distribution” for more information regarding broker-dealers.

      A broker-dealer that acquired the old notes directly from us in the initial offering and not as a result of market-making activities must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale of the new notes. In this case, the broker-dealer will not be permitted to use this exchange offer prospectus in connection with resales of the new notes.

      The exchange offer is not being made to, nor will we accept surrenders for exchange from, holders of old notes in any jurisdiction in which this exchange offer or the acceptance of the exchange offer would not be in compliance with the securities or blue sky laws.

Terms of the Exchange Offer

      General. Based on the terms and conditions set forth in this prospectus and in the letter of transmittal, we will accept any and all old notes validly tendered and not validly withdrawn before the expiration date.

      Subject to the minimum denomination requirements of the new notes, we will issue $1,000 principal amount of new notes in exchange for each $1,000 principal amount of outstanding old notes validly tendered pursuant to the exchange offer and not validly withdrawn before the expiration date. Holders may tender some or all of their old notes pursuant to the exchange offer. However, old notes may be tendered only in amounts that are integral multiples of $1,000 principal amount.

      The form and terms of the new notes are the same as the form and terms of the old notes except that:

•	the new notes will be registered under the Securities Act and, therefore, the new notes will not bear legends restricting the transfer of the new notes, and

•	holders of the new notes will not be entitled to any of the registration rights of holders of old notes under the registration rights agreement, which rights will terminate upon the consummation of the exchange offer, or to the additional interest provisions of the registration rights agreement.

      The new notes of a particular series will evidence the same indebtedness as the old notes of that same series, which they replace, and will be issued under, and be entitled to the benefits of, the same indenture that governs the old notes. As a result, both the new notes of a particular series and the old notes of that same series will be treated as a single series of debt securities under the indenture. The exchange offer does not depend on any minimum aggregate principal amount of old notes being surrendered for exchange.

      As of the date of this prospectus, $300,000,000 in aggregate principal amount at maturity of the old notes is outstanding, all of which is registered in the name of Cede & Co., as nominee for DTC. Solely for reasons of administration, we have fixed the close of business on                     , 2003 as the record date for the exchange offer for purposes of determining the persons to whom we will initially mail this prospectus and the letter of transmittal. There will be no fixed record date for determining holders of the old notes entitled to participate in this exchange offer.

      As a holder of old notes, you do not have any appraisal or dissenters’ rights or any other right to seek monetary damages in court under the Georgia Business Corporation Code or the indenture governing the notes. We intend to conduct the exchange offer in accordance with the provisions of the registration rights agreement, the applicable requirements of the Exchange Act, and the related rules and regulations of the

SEC. Old notes that are not surrendered for exchange in the exchange offer will remain outstanding and interest on these notes will continue to accrue.

      We will be deemed to have accepted validly surrendered old notes if and when we give oral or written notice of our acceptance to The Bank of New York Trust Company of Florida, N.A., which is acting as the exchange agent. The exchange agent will act as agent for the tendering holders of old notes for the purpose of receiving the new notes from us.

      If you surrender old notes in the exchange offer, you will not be required to pay brokerage commissions or fees. In addition, subject to the instructions in the letter of transmittal, you will not have to pay transfer taxes for the exchange of old notes. We will pay all charges and expenses in connection with the exchange offer, other than certain applicable taxes described under “— Fees and Expenses.”

Expiration Date; Extensions; Amendments

      The “expiration date” means 5:00 p.m., New York City time, on                     , 2003, unless we extend the exchange offer, in which case the expiration date is the latest date and time to which we extend the exchange offer.

      In order to extend the exchange offer, we will:

•	notify the exchange agent of any extension by oral or written communication;

•	issue a press release or other public announcement, which will report the approximate number of old notes deposited, before 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date.

      During any extension of the exchange offer, all old notes previously surrendered and not withdrawn will remain subject to the exchange offer.

      We reserve the right:

•	to delay accepting any old notes,

•	to amend the terms of the exchange offer in any manner,

•	to extend the exchange offer, or

•	if, in the opinion of our counsel, the consummation of the exchange offer would violate any law or interpretation of the staff of the SEC, to terminate or amend the exchange offer by giving oral or written notice to the exchange agent.

      Any delay in acceptance, extension, termination, or amendment will be followed as soon as practicable by a press release or other public announcement. If we amend the exchange offer in a manner that we determine constitutes a material change, we will promptly disclose that amendment by means of a prospectus supplement that will be distributed to the registered holders of the old notes, and we will extend the exchange offer for a period of time that we will determine, depending upon the significance of the amendment and the manner of disclosure to the registered holders, if the exchange offer would have otherwise expired.

      We will have no obligation to publish, advertise, or otherwise communicate any public announcement that we may choose to make, other than by making a timely release to an appropriate news agency.

      In all cases, issuance of the new notes for old notes that are accepted for exchange will be made only after timely receipt by the exchange agent of a properly completed and duly executed letter of transmittal or a book-entry confirmation with an agent’s message, in each case, with all other required documents. However, we reserve the absolute right to waive any conditions of the exchange offer or any defects or irregularities in the surrender of old notes. If we do not accept any surrendered old notes for any reason set forth in the terms and conditions of the exchange offer or if you submit old notes for a greater principal amount than you want to exchange, we will return the unaccepted or non-exchanged old notes to you, or substitute old notes evidencing the unaccepted or non-exchanged portion, as appropriate. See “— Return of Old Notes.”

Procedures for Tendering Old Notes

      If you wish to surrender old notes you must:

•	complete and sign the letter of transmittal or send a timely confirmation of a book-entry transfer of old notes to the exchange agent,

•	have the signatures on the letter of transmittal guaranteed if required by the letter of transmittal, and

•	mail or deliver the required documents to the exchange agent at its address set forth in the letter of transmittal for receipt before the expiration date.

      In addition, either:

•	certificates for old notes must be received by the exchange agent along with the letter of transmittal;

•	a timely confirmation of a book-entry transfer of old notes into the exchange agent’s account at DTC, pursuant to the procedure for book-entry transfer described below, must be received by the exchange agent before the expiration date; or

•	you must comply with the procedures described below under “— Guaranteed Delivery Procedures.”

      If you do not withdraw your surrender of old notes before the expiration date, it will indicate an agreement between you and our company that you have agreed to surrender the old notes, in accordance with the terms and conditions in the letter of transmittal.

      The method of delivery of old notes, the letter of transmittal, and all other required documents to the exchange agent is at your election and risk. Instead of delivery by mail, we recommend that you use an overnight or hand delivery service, properly insured, with return receipt requested. In all cases, you should allow sufficient time to assure delivery to the exchange agent before the expiration date. Do not send any letter of transmittal or old notes to us. You may request that your broker, dealer, commercial bank, trust company, or nominee effect the above transactions for you.

      If you are a beneficial owner of the old notes and you hold those old notes through a broker, dealer, commercial bank, trust company, or other nominee and you want to surrender your old notes, you should contact that intermediary promptly and instruct it to surrender the old notes on your behalf.

      Generally, an eligible institution must guarantee signatures on a letter of transmittal unless:

•	you tender your old notes as the registered holder, which term includes any participant in DTC whose name appears on a security listing as the owner of old notes, and the new notes issued in exchange for your old notes are to be issued in your name and delivered to you at your registered address appearing on the security register for the old notes, or

•	you surrender your old notes for the account of an eligible institution.

      An “eligible institution” is:

•	a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc.,

•	a commercial bank or trust company having an office or correspondent in the United States, or

•	an “eligible guarantor institution” as defined by Rule 17Ad-15 under the Exchange Act.

In each instance, the entity must be a member of one of the signature guarantee programs identified in the letter of transmittal.

      If the new notes or unexchanged old notes are to be delivered to an address other than that of the registered holder appearing on the security register for the old notes, an eligible institution must guarantee the signature in the letter of transmittal.

      Your surrender will be deemed to have been received as of the date when:

•	the exchange agent receives a properly completed and signed letter of transmittal accompanied by the old notes, or a confirmation of book-entry transfer of the old notes into the exchange agent’s account at DTC with an agent’s message, or

•	the exchange agent receives a notice of guaranteed delivery from an eligible institution.

      Issuances of new notes in exchange for old notes surrendered pursuant to a notice of guaranteed delivery or letter to similar effect by an eligible institution will be made only against submission of a duly signed letter of transmittal, and any other required documents, and deposit of the surrendered old notes, or confirmation of a book-entry transfer of the old notes into the exchange agent’s account at DTC pursuant to the book-entry procedures described below.

      We will make the determination regarding all questions relating to the validity, form, eligibility, including time of receipt, acceptance, and withdrawal of surrendered old notes, and our determination will be final and binding on all parties.

      We reserve the absolute right to reject any and all old notes improperly surrendered. We will not accept any old notes if our acceptance of them would, in the opinion of our counsel, be unlawful. We also reserve the absolute right to waive any defects, irregularities, or conditions of surrender as to any particular old note. Our interpretation of the terms and conditions of the exchange offer, including the instructions in the letter of transmittal, will be final and binding on all parties. Unless waived, you must cure any defects or irregularities in connection with surrenders of old notes within the time we determine. Although we intend to notify holders of defects or irregularities in connection with surrenders of old notes, neither we, the exchange agent, nor anyone else will incur any liability for failure to give that notice. Surrenders of old notes will not be deemed to have been made until any defects or irregularities have been cured or waived.

      We have no current plan to acquire any old notes that are not surrendered in the exchange offer or to file a registration statement to permit resales of any old notes that are not surrendered pursuant to the exchange offer. We reserve the right in our sole discretion to purchase or make offers for any old notes that remain outstanding after the expiration date. To the extent permitted by law, we also reserve the right to purchase old notes in the open market, in privately negotiated transactions, or otherwise. The terms of any future purchases or offers could differ from the terms of the exchange offer.

      Pursuant to the letter of transmittal, if you elect to surrender old notes in exchange for new notes, you must exchange, assign, and transfer the old notes to us and irrevocably constitute and appoint the exchange agent as your true and lawful agent and attorney-in-fact with respect to the surrendered old notes, with full power of substitution, among other things, to cause the old notes to be assigned, transferred, and exchanged. By executing the letter of transmittal, you make the representations and warranties set forth below to us. By executing the letter of transmittal you also promise, on our request, to execute and deliver any additional documents that we consider necessary to complete the transactions described in the letter of transmittal.

      Under existing interpretations of the SEC contained in several no-action letters to third parties, we believe that the new notes will be freely transferable by the holders, other than our affiliates, after the exchange offer without further registration under the Securities Act; provided, however, that each holder who wishes to exchange its old notes for new notes will be required to represent:

•	that the holder has full power and authority to tender, exchange, assign, and transfer the old notes surrendered,

•	that we will acquire good title to the old notes being surrendered, free and clear of all security interests, liens, restrictions, charges, encumbrances, conditional sale agreements, or other obligations relating to their sale or transfer, and not subject to any adverse claim when we accept the old notes,

•	that the holder is acquiring the new notes in the ordinary course of your business,

•	that the holder is not engaging in and does not intend to engage in a distribution of the new notes,

•	that the holder has no arrangement or understanding with any person to participate in the distribution of the new notes,

•	that the holder acknowledges and agrees that if it is a broker-dealer registered under the Exchange Act or it is participating in the exchange offer for the purpose of distributing the new notes, it must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale of the new notes, and that the holder cannot rely on the position of the SEC’s staff set forth in their no-action letters,

•	that the holder understands that a secondary resale transaction described above and any resales of new notes obtained by it in exchange for old notes acquired by it directly from us should be covered by an effective registration statement containing the selling security holder information required by Item 507 or 508, as applicable, of Regulation S-K of the SEC, and

•	that the holder is not an “affiliate,” as defined in Rule 405 under the Securities Act, of us, or, if the holder is an “affiliate,” that it will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable.

      If the holder is a broker-dealer and it will receive new notes for its own account in exchange for old notes that it acquired as a result of market-making activities or other trading activities, it will be required to acknowledge in the letter of transmittal that it will deliver a prospectus in connection with any resale of the new notes. See “Plan of Distribution.”

      Participation in the exchange offer is voluntary. You are urged to consult your financial and tax advisors in making your decision on whether to participate in the exchange offer.

Return of Old Notes

      If any old notes are not accepted for any reason described in this prospectus, or if old notes are withdrawn or are submitted for a greater principal amount than you want to exchange, the exchange agent will return the unaccepted, withdrawn, or non-exchanged old notes to you or, in the case of old notes surrendered by book-entry transfer, into an account for your benefit at DTC, unless otherwise provided in the letter of transmittal. The old notes will be credited to an account maintained with DTC as promptly as practicable.

Book Entry Transfer

      The exchange agent will make a request to establish an account with respect to the old notes at DTC for purposes of the exchange offer within two business days after the date of this prospectus. Any financial institution that is a participant in DTC’s system may make book-entry delivery of old notes by causing DTC to transfer the old notes into the exchange agent’s account at DTC in accordance with DTC’s procedures for transfer. To effectively tender notes through DTC, the financial institution that is a participant in DTC will electronically transmit its acceptance through the Automatic Transfer Offer Program. DTC will then edit and verify the acceptance and send an agent’s message to the exchange agent for its acceptance. An agent’s message is a message transmitted by DTC to the exchange agent stating that DTC has received an express acknowledgment from the participant in DTC tendering the old notes that the participant has received and agrees to be bound by the terms of the letter of transmittal, and that we may enforce this agreement against the participant.

      A delivery of old notes through a book-entry transfer into the exchange agent’s account at DTC will only be effective if an agent’s message or the letter of transmittal with any required signature guarantees and any other required documents is transmitted to and received by the exchange agent at its address set forth in the letter of transmittal for receipt before the expiration date unless the guaranteed delivery procedures described below are complied with. Delivery of documents to DTC does not constitute delivery to the exchange agent.

Guaranteed Delivery Procedures

      If you wish to surrender your old notes and (1) your old notes are not immediately available so that you can meet the expiration date deadline, (2) you cannot deliver your old notes or other required documents to the exchange agent before the expiration date, or (3) the procedure for book-entry transfer cannot be completed on a timely basis, you may nonetheless participate in the exchange offer if:

•	you surrender your notes through an eligible institution;

•	before the expiration date, the exchange agent receives from the eligible institution a properly completed and duly executed notice of guaranteed delivery substantially in the form provided by us, by mail or hand delivery, showing the name and address of the holder, the name(s) in which the old notes are registered, the certificate number(s) of the old notes, if applicable, and the principal amount of old notes surrendered; the notice of guaranteed delivery must state that the surrender is being made by the notice of guaranteed delivery and guaranteeing that, within five New York Stock Exchange trading days after the expiration date, the letter of transmittal, together with the certificate(s) representing the old notes, in proper form for transfer, or a book-entry confirmation with an agent’s message, as the case may be, and any other required documents, will be delivered by the eligible institution to the exchange agent, and

•	the properly executed letter of transmittal, as well as the certificate(s) representing all surrendered old notes, in proper form for transfer, or a book-entry confirmation, as the case may be, and all other documents required by the letter of transmittal are received by the exchange agent within five New York Stock Exchange trading days after the expiration date.

      Unless old notes are surrendered by the above-described method and deposited with the exchange agent within the time period set forth above, we may, at our option, reject the surrender. The exchange agent will send you a notice of guaranteed delivery upon your request if you want to surrender your old notes according to the guaranteed delivery procedures described above.

Withdrawal of Tenders of Old Notes

      You may withdraw your surrender of old notes at any time before the expiration date.

      To withdraw old notes surrendered in the exchange offer, the exchange agent must receive a written notice of withdrawal at its address set forth below before the expiration date. Any notice of withdrawal must:

•	specify the name of the person having deposited the old notes to be withdrawn,

•	identify the old notes to be withdrawn, including the certificate number or numbers, if applicable, and principal amount of the old notes,

•	contain a statement that the holder is withdrawing the election to have the old notes exchanged,

•	be signed by the holder in the same manner as the original signature on the letter of transmittal used to surrender the old notes, and

•	specify the name in which any old notes are to be registered, if different from that of the registered holder of the old notes and, unless the old notes were tendered for the account of an eligible institution, the signatures on the notice of withdrawal must be guaranteed by an eligible institution.

If old notes have been surrendered pursuant to the procedure for book-entry transfer, any notice of withdrawal must specify the name and number of the account at DTC.

      We, in our sole discretion, will make the final determination on all questions regarding the validity, form, eligibility, and time of receipt of notices of withdrawal, and our determination will bind all parties. Any old notes withdrawn will be deemed not to have been validly surrendered for purposes of the exchange offer and no new notes will be issued in exchange unless the old notes so withdrawn are validly surrendered again. Properly withdrawn old notes may be surrendered again by following one of the procedures described above under “— Procedures for Tendering Old Notes” at any time before the expiration date. Any old notes that are not accepted for exchange will be returned at no cost to the holder or, in the case of old notes surrendered by book-entry transfer, into an account for your benefit at DTC pursuant to the book-entry transfer procedures described above, as soon as practicable after withdrawal, rejection of surrender or termination of the exchange offer.

Additional Obligations

      We may be required, under certain circumstances, to file a shelf registration statement. See “— Registration Rights” below. In any event, we are under a continuing obligation, for the one-year period following consummation of the exchange offer, to keep the registration statement of which this prospectus is a part effective and to provide copies of the latest version of this prospectus to any broker-dealer that requests copies for use in a resale, subject to our ability to suspend the effectiveness of any registration statement as described in the registration rights agreement and as described below under “— Registration Rights.”

Conditions of the Exchange Offer

      Notwithstanding any other term of the exchange offer, or any extension of the exchange offer, we do not have to accept for exchange, or exchange new notes for, any old notes, and we may terminate the exchange offer before acceptance of the old notes, if:

•	any statute, rule, or regulation has been enacted or any action has been taken by any court or governmental authority that, in our reasonable judgment, seeks to or would prohibit, restrict, or otherwise render consummation of the exchange offer illegal; or

•	any change, or any development that would cause a change, in our business or financial affairs has occurred that, in our sole judgment, might materially impair our ability to proceed with the exchange offer or a change that would materially impair the contemplated benefits to us of the exchange offer; or

•	a change occurs in the current interpretations by the staff of the SEC that, in our reasonable judgment, might materially impair our ability to proceed with the exchange offer.

      If we, in our sole discretion, determine that any of the above conditions is not satisfied, we may:

•	refuse to accept any old notes and return all surrendered old notes to the surrendering holders,

•	extend the exchange offer and retain all old notes surrendered before the expiration date, subject to the holders’ right to withdraw the surrender of the old notes, or

•	waive any unsatisfied conditions regarding the exchange offer and accept all properly surrendered old notes that have not been withdrawn. If this waiver constitutes a material change to the exchange offer, we will promptly disclose the waiver by means of a prospectus supplement that will be distributed to the registered holders of the old notes, and we will extend the exchange offer for a period of time that we will determine, depending upon the significance of the waiver and the manner of disclosure to the registered holders, if the exchange offer would have otherwise expired.

Exchange Agent

      We have appointed The Bank of New York Trust Company of Florida, N.A., as exchange agent for the exchange offer. Questions and requests for assistance, requests for additional copies of this prospectus or of the letter of transmittal and requests for notices of guaranteed delivery should be directed to the exchange agent at the following addresses:

By Overnight Courier or Mail:	By Hand:	By Facsimile:
The Bank of New York Corporate Trust Department 101 Barclay Street - 7 East New York, NY 10286 Attn: Santino Ginocchietti (if by mail, registered or certified recommended)	The Bank of New York Corporate Trust Department 101 Barclay Street - Lobby Window Level New York, NY 10286 Attn: Santino Ginocchietti	(212) 298-1915 Attn: Santino Ginocchietti To Confirm by Telephone: (212) 815-6331 Santino Ginocchietti

Fees and Expenses

      We will bear the expenses of soliciting tenders. The principal solicitation is being made by mail; however, additional solicitation may be made by facsimile, telephone, or in person by our officers and regular employees or by officers and employees of our affiliates. No additional compensation will be paid to any officers and employees who engage in soliciting tenders.

      We have not retained any dealer-manager or other soliciting agent for the exchange offer and will not make any payments to brokers, dealers, or others soliciting acceptance of the exchange offer. We will, however, pay the exchange agent reasonable and customary fees for its services and will reimburse it for related, reasonable out-of-pocket expenses. We may also reimburse brokerage houses and other custodians, nominees and fiduciaries for reasonable out-of-pocket expenses they incur in forwarding copies of this prospectus, the letter of transmittal and related documents.

      We will pay all expenses incurred in connection with the performance of our obligations in the exchange offer, including registration fees, fees and expenses of the exchange agent, the transfer agent and registrar, and printing costs, among others.

      We will pay all transfer taxes, if any, applicable to the exchange of the old notes. If, however, new notes, or old notes for principal amounts not surrendered or accepted for exchange, are to be delivered to, or are to be issued in the name of, any person other than the registered holder of the old notes surrendered, or if a transfer tax is imposed for any reason other than the exchange, then the amount of any transfer taxes will be payable by the person surrendering the notes. If you do not submit satisfactory evidence of payment of those taxes or exemption from payment of those taxes with the letter of transmittal, the amount of those transfer taxes will be billed directly to you.

Consequences of Failure to Exchange

      Old notes that are not exchanged will remain “restricted securities” within the meaning of Rule 144(a)(3) of the Securities Act. Accordingly, they may not be offered, sold, pledged or otherwise transferred except:

•	to us or to any of our subsidiaries,

•	inside the United States to a qualified institutional buyer in compliance with Rule 144A under the Securities Act,

•	inside the United States to an institutional accredited investor that, before the transfer, furnishes to the trustee a signed letter containing certain representations and agreements relating to the restrictions on transfer of the old notes, the form of which you can obtain from the trustee and, if such transfer is in respect of an aggregate principal amount of old notes at the time of transfer of less than $100,000, an opinion of counsel acceptable to us that the transfer complies with the Securities Act,

•	outside the United States in compliance with Rule 904 under the Securities Act,

•	pursuant to the exemption from registration provided by Rule 144 under the Securities Act, if available, or

•	pursuant to an effective registration statement under the Securities Act.

      The liquidity of the old notes could be adversely affected by the exchange offer.

Accounting Treatment

      For accounting purposes, we will recognize no gain or loss as a result of the exchange offer. We will amortize the expenses of the exchange offer and the unamortized expenses related to the issuance of the old notes over the remaining term of the notes.

Registration Rights

      In accordance with the terms of the registration rights agreement, if:

•	because of any change in law or in currently prevailing interpretations of the staff of the SEC, we are not permitted to effect an exchange offer;

•	for any other reason the exchange offer is not completed by August 17, 2003;

•	in certain circumstances, certain holders of unregistered new notes so request; or

•	in the case of any holder that participates in the exchange offer, such holder does not receive new notes on the date of the exchange that may be sold without restriction under state and federal securities laws (other than due solely to the status of such holder as an affiliate of ours or within the meaning of the Securities Act), then we will, at our cost,

•	as promptly as practicable, file a shelf registration statement covering resales of the old notes or the new notes, as the case may be,

•	cause the shelf registration statement to be declared effective under the Securities Act, and

•	use our reasonable best efforts to keep the shelf registration statement effective until two years after its effective date or such shorter period that will terminate when all of the notes covered by the shelf registration statement have been resold pursuant to the shelf registration statement.

      If we file a shelf registration statement, we will provide each holder of the old notes and the new notes with copies of the prospectus that is a part of the shelf registration statement, notify each holder when the shelf registration statement has become effective and take other actions that are required to permit unrestricted resales of the notes. A holder that sells notes pursuant to the shelf registration statement will be required to be named as a selling security holder in the related prospectus and to deliver a prospectus to purchasers, will be subject to certain of the civil liability provisions under Securities Act in connection with such sales and will be bound by the provisions of the registration rights agreement that are applicable to a holder selling notes pursuant to the shelf registration statement, including certain indemnification rights and obligations.

      If we fail to meet the targets listed above, then additional interest will become payable in respect of the notes if:

(1) the exchange offer registration statement is not filed with the SEC within 90 days following the date of the original issuance of the old notes;

(2) the exchange offer registration statement is not declared effective by the SEC within 150 days following the date of the original issuance of the old notes;

(3) the exchange offer is not consummated within 180 days following the date of the original issuance of the old notes; or

(4) we are required to file a shelf registration statement and it is not declared effective by the SEC within 120 days following any request that a shelf registration statement be filed

(any of such events being referred to as a “registration default”), then, in each case, additional interest will accrue on the affected notes from and including the date immediately following the day of such registration default until it is cured, at a rate equal to 0.25% per annum for the first 60 days, increased by an additional 0.25% per annum thereafter. Upon the filing of the registration statement, the effectiveness of the exchange offer registration statement, consummation of the exchange offer or the effectiveness of the shelf registration statement, as the case may be, the additional interest will cease to accrue from the date of filing, effectiveness or consummation, as the case may be.

      If a registration statement is declared effective, but ceases to be effective or useable at any time at which it is required to be effective or useable in accordance with the registration rights agreement, then commencing on the date the registration statement ceases to be effective or useable, as the case may be, additional interest will accrue at a rate equal to 0.25% per annum for the first 60 days, increased by an additional 0.25% per annum thereafter. Once the registration statement becomes effective or useable again, the additional interest will cease to accrue.

      Any amounts of additional interest will be payable in cash on the same original interest payment dates as ordinary interest on the notes.

      The registration rights agreement provides that each holder is deemed to have agreed to be bound by the provisions of the registration rights agreement whether or not the holder has signed the registration rights agreement.

DESCRIPTION OF THE NEW NOTES

      The form and terms of the new notes and the old notes are identical in all material respects, except that transfer restrictions, interest rate increase provisions and registration rights applicable to the old notes do not apply to the new notes. References in this section to the “notes” are references to both the old notes and the new notes. The old notes were, and the new notes will be, issued under an indenture dated as of February 18, 2003, between our company and The Bank of New York Trust Company of Florida, N.A., as trustee. The indenture is subject to and governed by the Trust Indenture Act of 1939. We have summarized selected provisions of the indenture below. You should read the indenture for provisions that may be important to you. The indenture has been filed as part of the registration statement of which this prospectus is a part. You can obtain copies of the indenture by following the directions described under the caption “Where You Can Find More Information.”

General

      The notes are our direct, unsecured subordinated obligations and rank junior in right of payment to all senior indebtedness (as defined below under “— Subordination of the Notes”) of our company. The notes also rank effectively junior to all of our subsidiaries’ indebtedness, deposits and other liabilities. As of December 31, 2002, we had an aggregate of $275.0 million of senior indebtedness outstanding. In addition, as of December 31, 2002, our subsidiaries had an aggregate of $2,629.2 million of indebtedness and other liabilities outstanding, excluding deposits of $13,928.8 million. We expect to incur additional senior indebtedness from time to time, and the indenture does not prohibit or limit the incurrence of other indebtedness, including additional senior indebtedness.

      The notes bear interest at the rate per year set forth on the cover page of this prospectus. We will pay interest on the notes semiannually on February 15 and August 15 of each year, beginning August 15, 2003 and ending on their maturity date, to the holders registered at the close of business on the February 1 or August 1 preceding the applicable interest payment date. Old notes accepted for exchange will not receive accrued interest at the time of exchange. However, each new note will bear interest:

•	from the later of (1) the last interest payment date on which interest was paid on the old note surrendered in exchange for the new note or (2) if the old note is exchanged for the new note on a date after the record date for an interest payment date to occur on or after the date of the exchange and as to which that interest will be paid, the date of that interest payment date, or

•	if no interest has been paid on the old note, from February 18, 2003.

      The notes may not be redeemed prior to maturity. Unless other arrangements are made, payments of principal and interest on the notes will be made to the depositary as described below under the caption “— Book Entry System.” The notes are issued only in registered form without coupons, in denominations of $1,000 and integral multiples of $1,000.

      We maintain an office in the Borough of Manhattan, The City of New York, where the notes may be presented for exchange or transfer, which register shall at all times be open for inspection by the trustee. The office initially is located at 101 Barclay Street, New York, New York 10286, Corporate Trust Department. You will not have to pay a service charge to register the transfer or exchange of any notes, but we may require that you pay any applicable tax or other governmental charge.

      We issued the notes in an initial aggregate principal amount of $300 million. We may at any time, without notice to or consent of the holders of the notes, issue additional notes under the indenture having the same ranking, interest rate, maturity date and other terms as the notes. Any additional notes, together with the notes offered by this prospectus, will constitute a single series of notes under the indenture. The indenture also does not limit our or our subsidiaries’ ability to incur other debt, including debt secured by a lien on our or our subsidiaries’ assets, and does not contain financial or similar restrictive covenants.

      Because we are a holding company, our right and the rights of our creditors, including holders of the notes, to participate in any distribution of assets of any of our subsidiaries upon its liquidation, reorganization or otherwise would be subject to the prior claims of creditors of that subsidiary, except to the extent that we are a creditor of that subsidiary with recognized claims. However, in the event of a liquidation or other resolution of an insured depository institution, such as our bank subsidiaries, the claims of depositors and other general or subordinated creditors are entitled to a priority payment over the claims of holders of any obligation of the institution to its shareholders, including any depository institution, holding company or any shareholder or creditor thereof. Our subsidiaries have significant outstanding long-term debt and substantial obligations with respect to deposit liabilities and federal funds purchased, securities sold under repurchase agreements, other short-term debt borrowings and various financial obligations.

      In addition, the indenture and the notes do not contain any provision that would protect the holders of the notes against a sudden and dramatic decline in credit quality resulting from a takeover, recapitalization or other restructuring of our company or other event involving us that may adversely affect our credit quality.

      The notes are not deposits and are not insured by the FDIC or any governmental agency.

Redemption

      We may not redeem the notes prior to maturity. We will not be required to make any mandatory sinking fund payments in respect of the notes.

Subordination of the Notes

      The notes, to the extent set forth in the indenture, rank junior in right of payment to all of our senior indebtedness of our company.

      “Senior indebtedness” means the following, whether now outstanding or subsequently created, assumed or incurred:

(1) all of our indebtedness for money borrowed, meaning any obligation of, or any obligation guaranteed by us, for the repayment of borrowed money, whether or not evidenced by bonds, debentures, securities, notes or other written instruments;

(2) any deferred obligation for the payment of the purchase price of property or assets acquired other than in the ordinary course of business;

(3) all of our obligations, contingent or otherwise, in respect of any letters of credit, bankers acceptance, security purchase facilities and similar transactions;

(4) any of our capital lease obligations;

(5) all of our obligations in respect of interest rate swap, cap or other agreements, interest rate future or option contracts, currency swap agreements, currency future or option contracts, commodity contracts and other similar agreements;

(6) all obligations of the type referred to in clauses (1) through (5) of other persons for the payment of which we are responsible or liable as obligor, guarantor or otherwise;

but “senior indebtedness” does not include:

•	the notes or any additional notes issued under the indenture,

•	any obligation ranking on a parity with the notes, or

•	any obligation ranking junior to the notes.

      “Ranking junior to the notes” means any obligation of our company which (1) ranks junior to and not equally with or prior to the notes in right of payment upon the happening of any insolvency, receivership, conservatorship, reorganization, readjustment of debt, marshalling of assets and liabilities or similar proceedings or any liquidation or winding-up of or relating to our company as a whole, whether voluntary or involuntary, and (2) is specifically designated as ranking junior to the notes by express provisions in the instrument creating or evidencing that obligation.

      “Ranking on a parity with the notes” means any obligation of our company which:

•	ranks equally with and not prior to the notes in right of payment upon the happening of any insolvency, receivership, conservatorship, reorganization, readjustment of debt, marshalling of assets and liabilities or similar proceedings or any liquidation or winding-up of or relating to our company as a whole, whether voluntary or involuntary, and

•	is specifically designated as ranking on a parity with the notes by express provisions in the instrument creating or evidencing that obligation.

      The notes rank junior in right of payment to all of our senior indebtedness. No payment in respect of the notes may be made by us if a default in payment with respect to senior indebtedness or an event of default with respect to any senior indebtedness exists that results in the acceleration of the maturity of the senior indebtedness, unless and until the default is cured or waived or ceases to exist. Upon any payment or distribution of assets to creditors upon any insolvency, receivership, conservatorship, reorganization, readjustment of debt, marshalling of assets and liabilities or similar proceedings or any liquidation or winding-up of or relating to our company as a whole, whether voluntary or involuntary, the holders of all senior indebtedness will be entitled to receive payment in full before the holders of the notes will be entitled to receive any payment in respect of the notes. Under the circumstances, if the holders of the notes receive any payment and are aware at that time that all senior indebtedness has not been paid in full, then that payment will be held in trust for the benefit of the holders of senior indebtedness.

      By reason of this subordination, in the event of insolvency, holders of the notes may recover less, ratably, than holders of senior indebtedness.

Events of Default, Notice and Waiver

      An Event of Default is defined in the indenture as:

•	a default for 30 days in the payment of interest upon the notes;

•	a default in the payment of the principal of the notes;

•	a default in the observance or performance of any other covenant in the indenture or the notes continued for 90 days after notice by the trustee or the holders of at least 25% in aggregate principal amount of the outstanding notes; or

•	certain events of bankruptcy, insolvency or reorganization of us, whether voluntary or not.

      The payment of the principal of the notes may be accelerated only upon the occurrence of an event of default described in the fourth bullet point above, which we refer to as a bankruptcy event of default. There is no right of acceleration of the payment of principal of the notes upon a default in the payment of principal or interest, if any, or in the performance of any covenant or agreement in the notes or the indenture. In the event of a default in the payment of principal or interest, if any, or in the performance of any covenant or agreement in the notes or the indenture, the trustee, subject to certain limitations and conditions, may institute judicial proceedings to enforce payment of the principal or interest, if any, or to obtain the performance of the covenant or agreement or any other proper remedy. Under certain circumstances, the trustee may withhold notice to the holders of the notes of a default if the trustee in good faith determines that the withholding of the notice is in the best interest of the holders.

      If a bankruptcy event of default occurs and is continuing, the trustee or the holders of at least 25% in aggregate principal amount of the outstanding notes may declare the principal of the notes to be immediately due and payable. At any time after such a declaration of acceleration, but before a judgment or decree based on acceleration has been obtained, the holders of a majority in aggregate principal amount of outstanding notes may, under certain circumstances, rescind and annul the acceleration.

      Subject to the provisions of the indenture relating to the duties of the trustee in case an event of default exists, the trustee does not have to exercise any of the rights or powers under the indenture at the request, order or direction of any of the holders of the notes, unless one or more of those holders offer the trustee reasonable security or indemnity. Subject to limitations contained in the indenture (including that the trustee will not be exposed to personal liability), the holders of a majority in aggregate principal amount of the outstanding notes have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or to exercise any trust or power conferred on the trustee.

      No holder of any note will have any right to institute any proceeding regarding the indenture or for any remedy under the indenture, unless that holder previously has given the trustee written notice of a continuing event of default and unless the holders of not less than 25% in aggregate principal amount of the outstanding notes have made written request, and offered reasonable security or indemnity, to the trustee to institute the proceeding as trustee, and the trustee has not received from the holders of a majority in aggregate principal amount of the outstanding notes a direction inconsistent with that request and has failed to institute the proceeding within 60 days. The holder of any note, however, will have an absolute right to receive payment of the principal of and interest on that note on or after the due dates expressed in the note and subject to certain limitations and conditions, to institute suit for the enforcement of any such payment.

      Under the indenture, we must furnish the trustee annually a statement regarding performance of our obligations under the indenture and as to any default in such performance.

Modification of Indenture; Waiver of Covenants

      We and the trustee may modify the indenture with the consent of the holders of not less than a majority in aggregate principal amount of the outstanding notes. However, without the consent of the holder of each note affected, we may not, among other things:

•	change the maturity date of the principal of or interest on any note;

•	reduce the principal amount of or interest on any note;

•	change the place or currency of payment of principal or interest on any note;

•	impair the right to sue for the enforcement of any payment on or with respect to any note;

•	reduce the percentage in principal amount of outstanding notes that is required for the consent of the holders in order to modify or amend the indenture or to waive compliance with some provisions of the indenture or to waive some defaults; or

•	modify the subordination provisions relating to the notes in any manner adverse to the holders of the notes.

      The holders of a majority in aggregate principal amount of the outstanding notes may waive any past default or event of default, except a default under a covenant that cannot be modified without the consent of each holder of a note that would be affected.

Consolidation, Merger, Sale and Transfer or Lease of Assets

      We may not consolidate with or merge into, or convey, transfer or lease our properties and assets substantially as an entirety to, any person, unless:

•	the successor is organized under the laws of any domestic jurisdiction and assumes our obligations on the notes and under the indenture;

•	after giving effect to the transaction, no event of default and no event that, after notice or lapse of time, would become an event of default, has occurred and is continuing; and

•	other conditions described in the indenture are met.

In that event, the successor will be substituted for us and, except in the case of a lease, we will have no further obligation under the notes or the indenture.

The Trustee

      The Bank of New York Trust Company of Florida, N.A. acts as trustee under the indenture. Notices to the trustee should be directed to Corporate Trust Division, The Bank of New York Trust Company of Florida, N.A., 10161 Centurion Parkway, Jacksonville, Florida 32256. The trustee also acts as note registrar, paying agent and authenticating agent under the indenture. The trustee may resign or be removed under circumstances described in the indenture and we may appoint a successor trustee to act in connection with the notes. Any action described in this prospectus to be taken by the trustee may then be taken by the successor trustee.

      We have no material relationship with the trustee other than as trustee. We and our banking affiliates and non-bank subsidiaries may transact business with the trustee and its affiliates in the ordinary course.

      The indenture and the provisions of the Trust Indenture Act of 1939, incorporated by reference therein, contain some limitations on the right of the trustee should it become a creditor of ours, to obtain payment of claims in certain cases or to realize on some property received regarding any such claim, as security or otherwise. The trustee is permitted to engage in transactions with us. The occurrence of a default under the indenture could create a conflicting interest for the trustee. In this case, if the default has not been cured or waived within 90 days after the trustee has or acquires a conflicting interest, the trustee generally is required to eliminate the conflicting interest or resign as trustee for the notes. In the event of the trustee’s resignation, we promptly will appoint a successor trustee for the notes.

Governing Law

      The indenture and the notes are governed by, and construed in accordance with, the laws of the State of New York.

Book Entry System

      We will issue the new notes in the form of one or more global notes. These global notes will be deposited with, or on behalf of, The Depositary Trust Company, New York, New York, which we refer to as DTC. DTC will act as depositary. The new notes will be registered in the name of DTC or its nominee.

Book-Entry Procedures for the New Global Notes

      Ownership of beneficial interests in a global note will be limited to DTC and to persons that may hold interests through institutions that have accounts with DTC, which we refer to as the participants. Beneficial interests in a global note will be shown on, and transfers of those ownership interests will be effected only through, records maintained by DTC and its participants for that global note. The conveyance of notices and other communications by DTC to its participants and by its participants to owners of beneficial interests in the notes will be governed by arrangements among them, subject to any statutory or regulatory requirements in effect.

      DTC holds the securities of its participants and facilitates the clearance and settlement of securities transactions among its participants through electronic book-entry changes in accounts of its participants. The electronic book-entry system eliminates the need for physical certificates. DTC’s participants include:

•	securities brokers and dealers (including the initial purchasers);

•	banks;

•	trust companies;

•	clearing corporations; and

•	other organizations (some of which, and/or their representatives, own DTC).

Banks, brokers, dealers, trust companies and others that clear through or maintain a custodial relationship with a participant, either directly or indirectly, also have access to DTC’s book-entry system.

      Principal and interest payments on the notes represented by a global note will be made to DTC or its nominee, as the case may be, as the sole registered owner and the sole holder of the notes represented by the global note for all purposes under the indenture. Accordingly, we, the trustee and any paying agent will have no responsibility or liability for:

•	any aspect of DTC’s records relating to, or payments made on account of, beneficial ownership interests in a note represented by a global note;

•	any other aspect of the relationship between DTC and its participants or the relationship between those participants and the owners of beneficial interests in a global note held through those participants; or

•	the maintenance, supervision, or review of any of DTC’s records relating to those beneficial ownership interests.

      DTC has advised us that upon receipt of any payment of principal of or interest on a global note, DTC will immediately credit, on its book-entry registration and transfer system, the accounts of participants with payments in amounts proportionate to their respective beneficial interests in the principal amount of that global note as shown on DTC’s records. The initial purchasers initially designated the accounts to be credited. Payments by participants to owners of beneficial interests in a global note will be governed by standing instructions and customary practices, as is the case with securities held for customer accounts registered in “street names,” and will be the sole responsibility of those participants.

      A global note can only be transferred:

•	as a whole by DTC to one of its nominees;

•	as a whole by a nominee of DTC to DTC or another nominee of DTC; or

•	as a whole by DTC or a nominee of DTC to a successor of DTC or a nominee of that successor.

      Notes represented by a global note can be exchanged for definitive notes in registered form only if:

•	DTC notifies us that it is unwilling or unable to continue as a depositary for the global note;

•	at any time DTC ceases to be a clearing agency registered under the Securities Exchange Act of 1934;

•	we in our sole discretion at any time determine that the global note will be exchangeable for definitive notes in registered form and notify the trustee of our decision; or

•	an event of default with respect to the notes represented by the global note has occurred and is continuing.

A global note that can be exchanged under the preceding sentence will be exchanged for definitive notes that are issued in authorized denominations in registered form for the same aggregate amount. Those definitive notes will be registered in the names of the owners of the beneficial interests in the global note as directed by DTC.

      Except as provided above, (1) owners of beneficial interests in such global note will not be entitled to receive physical delivery of notes in definitive form and will not be considered the holders of the notes for any purpose under the indenture and (2) no notes represented by a global note will be exchangeable. Accordingly, each person owning a beneficial interest in a global note must rely on the procedures of DTC (and if that person is not a participant, on the procedures of the participant through which that person owns its interest) to exercise any rights of a holder under the indenture or that global note. The laws of some jurisdictions require that some purchasers of securities take physical delivery of the securities in definitive form. Those laws may impair the ability to transfer beneficial interests in a global note.

      Beneficial interest in a global note will trade in DTC’s same day settlement system until maturity or until issuance of definitive notes in registered form as provided for in the indenture.

      We understand that under existing industry practices, if we request holders to take any action, or if an owner of a beneficial interest in a global note desires to take any action which a holder is entitled to take under the indenture, then (1) DTC would authorize the participants holding the relevant beneficial interests to take that action and (2) those participants would authorize the beneficial owners owning through those participants to take that action or would otherwise act on the instructions of beneficial owners owning through them.

      DTC has provided the following information to us. DTC is:

•	a limited-purpose trust company organized under the laws of the State of New York;

•	a “banking organization” within the meaning of the New York Banking Law;

•	a member of the Federal Reserve;

•	a “clearing corporation” within the meaning of the New York Uniform Commercial Code; and

•	a “clearing agency” registered under the Securities Exchange Act of 1934.

      Although DTC has agreed to the above procedures to facilitate transfers of interests in global notes among participants of DTC, it is under no obligation to perform or continue to perform those procedures, and the procedures may be discontinued at any time. Neither we nor the trustee have any responsibility for the performance by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

Exchange of Notes

      The exchange of old notes for new notes in the exchange offer will not constitute a taxable event to holders. Consequently,

•	no gain or loss will be recognized by a holder upon receipt of a new note,

•	the holding period of the new note will include the holding period of the old note and

•	the adjusted tax basis of the new note will be the same as the adjusted tax basis of the old note immediately before the exchange.

      In any event, persons considering the exchange of old notes for new notes should consult their own tax advisors concerning the United States federal income tax consequences in light of their particular situations, as well as any consequences arising under the laws of any other taxing jurisdiction.

PLAN OF DISTRIBUTION

      We are not using any underwriters for this exchange offer.

      Each broker-dealer that receives new notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of the new notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of any new notes received in exchange for old notes acquired by the broker-dealer as a result of market-making or other trading activities. We have agreed that, starting on the expiration date and ending on the close of business one year after the expiration date, we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale. In addition, during this one year period, all dealers effecting transactions in the new notes may be required to deliver a prospectus.

      We will not receive any proceeds from any sale of new notes by broker-dealers or any other persons. New notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the new notes, or a combination of these methods of resale, at market prices prevailing at the time of resale, at prices related to the prevailing market prices or negotiated prices. Any resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any broker-dealer and/or the purchasers of any new notes. Any broker-dealer that resells new notes that were received by it for its own account pursuant to the exchange offer and any broker-dealer that participates in a distribution of new notes may be deemed to be an “underwriter” within the meaning of the Securities Act, and any profit resulting from these resales of new notes and any commissions or concessions received by any of these persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

      For a period of one year after the expiration date, we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests these documents in the letter of transmittal. We have agreed to pay all expenses incident to the exchange offer other than commissions or concessions of any brokers or dealers and will indemnify the holders of the old notes and the new notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

LEGAL MATTERS

      The validity of the notes will be passed upon for us by King & Spalding LLP, New York, New York.

EXPERTS

      The consolidated financial statements of Synovus Financial Corp. and subsidiaries as of December 31, 2002 and 2001, and for each of the years in the three-year period ended December 31, 2002, have been incorporated by reference herein in reliance upon the report of KPMG LLP, independent accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. The audit report refers to changes by Synovus in its method of accounting for goodwill in 2002 and its method of accounting for derivative instruments and hedging activities in 2001.

No person has been authorized to give any information or to make any representations other than those contained in this prospectus, and, if given or made, such information and representations must not be relied upon as having been authorized. This prospectus does not constitute an offer to sell or the solicitation of an offer to buy any securities other than the securities to which it relates or any offer to sell or the solicitation of an offer to buy such securities in any circumstances in which such offer or solicitation is unlawful. Neither the delivery of this prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of Synovus since the date hereof or that the information contained herein is correct as of any time subsequent to its date.

Synovus Financial Corp.

Offer to Exchange

$300,000,000

4.875% Subordinated Notes Due 2013

that have been registered under the Securities Act of 1933

for

any and all outstanding

4.875% Subordinated Notes Due 2013
that have not been registered under the Securities Act of 1933

                    , 2003

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 20.	Indemnification of Directors and Officers

      Subsection (a) of Section 14-2-851 of the Georgia Business Corporation Code provides that a corporation may indemnify or obligate itself to indemnify an individual made a party to a proceeding because he or she is or was a director against liability incurred (a) in a civil proceeding (1) if, in the case of conduct in such director’s capacity as a director, the conduct was in good faith and such individual reasonably believed that such conduct was in the best interests of the corporation and (2) if, in all other cases, that such conduct was at least not opposed to the best interests of the corporation and, (b) in the case of any criminal proceeding, if, such individual had no reasonable cause to believe such conduct was unlawful. Subsection (d) of Section 14-2-851 of the Georgia Business Corporation Code provides that a corporation may indemnify a director in connection with a proceeding by or in the right of the corporation, except for reasonable expenses incurred if it is determined that the director has met the relevant standard of conduct, or in connection with any proceeding with respect to conduct under Section 14-2-851 of the Georgia Business Corporation Code for which he was adjudged liable on the basis that personal benefit was improperly received by him. Notwithstanding the foregoing, pursuant to Section 14-2-854 of the Georgia Business Corporation Code a court may order a corporation to indemnify a director or advance expenses if such court determines that the director is entitled to indemnification under the Georgia Business Corporation Code or that the director is fairly and reasonably entitled to indemnification in view of all the relevant circumstances, whether or not such director met the standard of conduct set forth in subsections (a) and (b) of Section 14-2-851 of the Georgia Business Corporation Code, failed to comply with Section 14-2-853 of the Georgia Business Corporation Code or was adjudged liable as described in paragraph (1) or (2) of subsection (d) of Section 14-2-851 of the Georgia Business Corporation Code, but if the director was adjudged so liable, the indemnification shall be limited to reasonable expenses incurred in connection with the proceeding.

      Section 14-2-852 of the Georgia Business Corporation Code provides that to the extent that a director has been successful, on the merits or otherwise, in the defense of any proceeding to which he was a party, because he or she is or was a director of the corporation, the corporation shall indemnify the director against reasonable expenses incurred by the director in connection therewith.

      Section 14-2-857 of the Georgia Business Corporation Code provides that a corporation may indemnify and advance expenses to an officer of the corporation who is a party to a proceeding because he or she is an officer of the corporation to the same extent as a director and if he or she is not a director to such further extent as may be provided in its articles of incorporation, bylaws, action of its board of directors or contract except for liability arising out of conduct that constitutes (1) appropriation, in violation of such person’s duties, of any business opportunity of the corporation, (2) acts or omissions that involve intentional misconduct or a knowing violation of law, or (3) receipt of an improper personal benefit. Section 14-2-857 of the Georgia Business Corporation Code also provides that an officer of the corporation who is not a director is entitled to mandatory indemnification under Section 14-2-852 and is entitled to apply for court ordered indemnification or advances for expenses under Section 14-2-854, in each case to the same extent as a director. In addition, Section 14-2-857 provides that a corporation may also indemnify and advance expenses to an employee or agent who is not a director to the extent, consistent with public policy, that may be provided by its articles of incorporation, bylaws, action of its board of directors or contract.

      In accordance with Article VIII of the Company’s Bylaws, every person who is or was (and the heirs and personal representatives of such person) a director, officer, employee or agent of the Company shall be indemnified and held harmless by the Company from and against the obligation to pay a judgment, settlement, penalty, fine (including an excise tax assessed with respect to an employee benefit plan), and reasonable expenses (including attorneys’ fees and disbursements) that may be imposed upon or incurred by him or her in connection with or resulting from any threatened, pending, or completed, action, suit, or proceeding, whether civil, criminal, administrative, investigative, formal or informal, in which he or she is, or is threatened to be made, a named defendant or respondent: (a) because he or she is or was a director, officer, employee, or agent of the Company; (b) because he or she is or was serving at the request of the Company as a director, officer, partner, trustee, employee, or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise; or (c) because he or she is or was serving as an employee of the corporation who was employed to render professional services as a lawyer or accountant to the corporation; regardless of whether such person is acting in such a capacity at the time such obligation shall have been imposed or incurred, if (i) such person acted in a manner he or she believed in good faith to be in or not opposed to the best interest of such corporation, and, with respect to any criminal proceeding, if such person had no reasonable cause to believe his or her conduct was unlawful or (ii), with respect to an employee benefit plan, such person believed in good faith that his or her conduct was in the interests of the participants in and beneficiaries of the plan.

      Pursuant to Article VIII of the Bylaws of the Company, reasonable expenses incurred in any proceeding shall be paid by the Company in advance of the final disposition of such proceeding if authorized by the Board of Directors in the specific case, or if authorized in accordance with the procedures adopted by the Board of Directors, upon receipt of a written undertaking executed personally by or on behalf of the director, officer, employee or agent to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified by the Company, and a written affirmation of his or her good faith belief that he or she has met the standard of conduct required for indemnification.

      The foregoing rights of indemnification and advancement of expenses are not intended to be exclusive of any other rights to which those indemnified may be entitled, and the Company has reserved the right to provide additional indemnity and rights to its directors, officers, employees or agents to the extent they are consistent with law.

      The Company carries insurance for the purpose of providing indemnification to its directors and officers. Such policy provides for indemnification of the Company for losses and expenses it might incur to its directors and officers for successful defense of claims alleging negligent acts, errors, omissions or breach of duty while acting in their capacity as directors or officers and indemnification of its directors and officers for losses and expense upon the unsuccessful defense of such claims.

      Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the “Act”) may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of the issue.

Item 21.	Exhibits and Financial Statement Schedules

      (a) Exhibits

Exhibit
Number		Description of Exhibit

4.1*	—	Indenture, dated as of February 18, 2003, between Synovus Financial Corp. and The Bank of New York Trust Company of Florida, N.A., as trustee.
4.2*	—	Form of new 4.875% subordinated note due 2013.
4.3*	—	Registration Rights Agreement, dated as of February 18, 2003, among Synovus Financial Corp. and Banc of America Securities LLC and Salomon Smith Barney, Inc., as the representatives of the initial purchasers.

Exhibit
Number		Description of Exhibit

5.1*	—	Opinion of King & Spalding LLP.
12.1*	—	Computation of Ratio of Earnings to Fixed Charges.
23.1*	—	Consent of King & Spalding LLP (included as part of Exhibit 5.1).
23.2	—	Consent of KPMG LLP.
24.1*	—	Power of Attorney (included in signature pages).
25.1*	—	Statement of Eligibility of Trustee on Form T-1.
99.1*	—	Form of Letter of Transmittal for old 4.875% subordinated notes due 2013.
99.2*	—	Form of Notice of Guaranteed Delivery for old 4.875% subordinated notes due 2013.
99.3*	—	Form of Instructions to Registered Holders and/or DTC Participant from Beneficial Owner.
99.4*	—	Form of Letter to Registered Holders.

* Previously filed.

Item 22.	Undertakings

      The undersigned registrant hereby undertakes as follows:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

      The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

      The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

      The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Columbus, State of Georgia, on May 5, 2003.

SYNOVUS FINANCIAL CORP.

By:	/s/ JAMES H. BLANCHARD

Name: James H. Blanchard
Title: Chairman of the Board

      Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

* William B. Turner	Director and Chairman of the Executive Committee	May 5, 2003

* James H. Blanchard	Chairman of the Board and Principal Executive Officer	May 5, 2003

* James D. Yancey	President and Director	May 5, 2003

* Richard E. Anthony	Vice Chairman of the Board	May 5, 2003

* Walter M. Deriso, Jr.	Vice Chairman of the Board	May 5, 2003

* Elizabeth R. James	Vice Chairman of the Board	May 5, 2003

* Thomas J. Prescott	Executive Vice President, Principal Accounting and Financial Officer	May 5, 2003

* Daniel P. Amos	Director	May 5, 2003

* Joe E. Beverly	Director	May 5, 2003

* Richard Y. Bradley	Director	May 5, 2003

Signature		Title	Date

C. Edward Floyd		Director	May 5, 2003

* Gardiner W. Garrard, Jr.		Director	May 5, 2003

V. Nathaniel Hansford		Director	May 5, 2003

* John P. Illges, III		Director	May 5, 2003

Alfred W. Jones III		Director	May 5, 2003

* Mason H. Lampton		Director	May 5, 2003

Elizabeth C. Ogie		Director	May 5, 2003

* H. Lynn Page		Director	May 5, 2003

Melvin T. Stith		Director	May 5, 2003

*By:	/s/ JAMES H. BLANCHARD James H. Blanchard for himself and as Attorney-in-Fact

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED MAY 5, 2003

[ALTERNATIVE COVER FOR MARKET-MAKING PROSPECTUS]

Synovus Financial Corp.

$300,000,000 4.875% SUBORDINATED NOTES DUE 2013

       Upon completion of the exchange offer, which we expect to complete in                     2003, we will issue up to $300,000,000 aggregate principal amount of 4.875% Subordinated Notes due 2013, which have been registered under the Securities Act of 1933, as amended, in exchange for our 4.875% Subordinated Notes due 2013.

The Notes

•	The notes will bear interest at the rate of 4.875% per year. We will pay interest on the notes semiannually on February 15 and August 15, beginning on August 15, 2003.

•	The notes will mature on February 15, 2013.

•	The notes may not be redeemed prior to maturity.

•	The notes will rank junior in right of payment to all of our senior indebtedness and effectively junior to all indebtedness and other liabilities of our subsidiaries.

•	The notes will be our unsecured obligations, will not be savings accounts, deposits or other obligations of ours or any of our subsidiaries and will not be insured by the Federal Deposit Insurance Corporation, the bank insurance fund or any other governmental agency or instrumentality.

•	The notes will not be listed on any security exchange.

      We prepared this prospectus for use by Synovus Securities, Inc. in connection with offers and sales related to market-making transactions in the notes. Synovus Securities, Inc. may act as principal or agent in these transactions. These sales will be made at prices related to prevailing market prices at the time of sale. We will not receive any of the proceeds of these sales.

      Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined that this prospectus is accurate or complete or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

      The date of this prospectus is                     , 2003.

[ALTERNATIVE SECTION FOR MARKET-MAKING PROSPECTUS]

USE OF PROCEEDS

      This prospectus is delivered in connection with the sale of the new notes by Synovus Securities, Inc. in market-making transactions. We will not receive any of the proceeds from these transactions.

[ALTERNATIVE SECTION FOR MARKET-MAKING PROSPECTUS]

LEGAL MATTERS

      The validity of the new notes has been passed upon for us by King & Spalding LLP, New York, New York.

[ALTERNATIVE SECTION FOR MARKET-MAKING PROSPECTUS]

PLAN OF DISTRIBUTION

      This prospectus has been prepared for use by Synovus Securities, Inc. in connection with offers and sales of the new notes in market-making transactions effected from time to time. Synovus Securities, Inc. may act as a principal or agent in these transactions. These sales will be made at prevailing market prices at the time of sale, at prices related thereto or at negotiated prices. We will not receive any of the proceeds of these sales. We have agreed to indemnify Synovus Securities, Inc. against certain liabilities, including liabilities under the Securities Act, and to contribute payments which might be required to make in respect thereof.

      As of the date of this prospectus, Synovus Securities, Inc. was our wholly-owned subsidiary.

      We have been advised by Synovus Securities, Inc. that, subject to applicable laws and regulations, Synovus Securities, Inc. currently intends to make a market in the new notes following completion of the exchange offer. However, Synovus Securities, Inc. is not obligated to do so and Synovus Securities, Inc. may discontinue its market-making activities at any time without notice. In addition, such market-making activity will be subject to the limits imposed by the Securities Act and the Exchange Act. An active trading market may not develop or be sustained.

[ALTERNATIVE BACK COVER FOR MARKET-MAKING PROSPECTUS]

[COMPANY LOGO]

EXHIBIT INDEX

Exhibit
Number		Description of Exhibit

4.1*	—	Indenture, dated as of February 18, 2003, between Synovus Financial Corp. and The Bank of New York Trust Company of Florida, N.A., as trustee.
4.2*	—	Form of new 4.875% subordinated note due 2013.
4.3*	—	Registration Rights Agreement, dated as of February 18, 2003, among Synovus Financial Corp. and Banc of America Securities LLC and Salomon Smith Barney, Inc., as the representatives of the initial purchasers.
5.1*	—	Opinion of King & Spalding LLP.
12.1*	—	Computation of Ratio of Earnings to Fixed Charges.
23.1*	—	Consent of King & Spalding LLP (included as part of Exhibit 5.1).
23.2	—	Consent of KPMG LLP.
24.1*	—	Power of Attorney (included in signature pages).
25.1*	—	Statement of Eligibility of Trustee on Form T-1.
99.1*	—	Form of Letter of Transmittal for old 4.875% subordinated notes due 2013.
99.2*	—	Form of Notice of Guaranteed Delivery for old 4.875% subordinated notes due 2013.
99.3*	—	Form of Instructions to Registered Holders and/or DTC Participant from Beneficial Owner.
99.4*	—	Form of Letter to Registered Holders.

* Previously filed.